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                                                                    Exhibit 10.1


                         SERVICEWARE TECHNOLOGIES, INC.

                         Change of Control Benefit Plan



                                  Introduction

         The Board of Directors of ServiceWare Technologies, Inc. (the "Company") recognizes that the Company may experience a Change of Control (as hereinafter defined), and that the possibility of a Change of Control may create uncertainty resulting in the loss or distraction of certain key employees of or consultants to the Company to the detriment of the Company and its stockholders.

         The Board considers the avoidance of such loss and distraction to be essential to protect and enhance the best interests of the Company and its stockholders. The Board also believes that when a Change of Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from its key employees and consultants regarding the best interests of the Company and its stockholders without concern that such employees or consultants might be distracted or concerned by the personal uncertainties and risks created by the perception that a Change of Control might be imminent.

         Accordingly, the Board has determined that appropriate steps should be taken to assure the Company of the continued employment and dedication to duty of certain key employees and consultants and to ensure the availability of their continued service, notwithstanding the possibility, threat or occurrence of a Change of Control.

         Therefore, in order to fulfill the above purposes, the ServiceWare Technologies, Inc. Change of Control Benefit Plan is hereby adopted by the Board.


                                    ARTICLE I
                              ESTABLISHMENT OF PLAN

         As of the Effective Date, the Company has established a plan known as the ServiceWare Technologies, Inc. Change of Control Benefit Plan as set forth in this document.


                                   ARTICLE II
                                   DEFINITIONS

         As used herein the following words and phrases shall have the following respective meanings unless the context indicates otherwise:

         a)   Board.  The Board of Directors of the Company.

         b)   Change of Control.  "Change of Control" shall mean:

              (1) The acquisition, other than from the Company, by any
                  individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than the Company, a Subsidiary or any of their respective benefit plans or affiliates (within the meaning of Rule 144 under the Securities Act of 1933, as amended)) of

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                  beneficial ownership (within the meaning of Rule 13d-3
                  promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting Securities"); or

              (2) A reorganization, merger, consolidation or recapitalization of the Company (a "Business Combination"), other than a Business Combination in which more than 50% of the combined voting power of the outstanding voting securities of the surviving or resulting entity immediately following the Business Combination is held by the persons who, immediately prior to such Business Combination, were the holders of the Company Voting Securities; or

              (3) A complete liquidation or dissolution of the Company, or a sale of all or substantially all of the assets of the Company.

         c) Code. The Internal Revenue Code of 1986, as amended from time to time.

         d) Company. ServiceWare Technologies, Inc., a Delaware corporation, and any Successor.

         e) Effective Date. March 15, 2001, or such other date as the Board shall designate in its resolution approving the Plan.

         f)   Participants. All Participants under the Plan.

         g) Plan. The ServiceWare Technologies, Inc. Change of Control Benefit Plan as set forth herein, and as the same may be amended from time to time.

         h)   Plan Benefits. The benefits provided in accordance with Section
              4.2 of the Plan.

         i) Subsidiary. Any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities, beginning with the Company, if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

         j) Successor. Another corporation or unincorporated entity or group of corporations or unincorporated entities which acquires ownership, directly or indirectly, through merger, consolidation, purchase or otherwise, of all or substantially all of the assets of the Company.


                                   ARTICLE III
                                   ELIGIBILITY

         Schedule A to this Plan provides a list of the key employees or consultants of the Company or its Subsidiaries who have been designated by the Board as Participants. A Participant shall cease to be a Participant in the Plan when he ceases to be an employee of or to provide consulting services to the Company or a Subsidiary.


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                                   ARTICLE IV
                                  PLAN BENEFITS

         4.1 Right to Plan Benefits. A Participant shall be entitled to Plan Benefits as provided in Section 4.2 if a Change of Control or a covered termination as defined in Section 4.2(b) occurs.

         4.2 Plan Benefits. If a Change of Control or covered termination as defined in Section 4.2(b) occurs, the Participant shall be entitled to the following:

         (a) All conditions and restrictions shall lapse immediately prior to the effective date of the Change of Control or on the date of covered termination on any shares of restricted stock granted to the Participant prior to January 1, 2001 under the ServiceWare Technologies, Inc. 2000 Stock Incentive Plan (or any predecessor or successor thereto) ("Stock Plan") (including without limitation any such restricted stock issued upon "early exercise" of options granted under the Stock Plan) for which such conditions and restrictions would not otherwise have lapsed as of the effective date of the Change of Control or such termination. All restricted stock grants held by the Participant shall be administered in accordance with the terms of the Stock Plan and the applicable grant instruments; provided, that the foregoing provision for accelerated vesting shall, while this Plan continues in effect, be deemed part of any grant instrument governing any restricted stock granted to a Participant prior to January 1, 2001, with any such grant instrument being deemed to have been amended as of the Effective Date to provide therefor.

         (b) The Participants each purchased Company common stock prior to January 1, 2001 using a promissory note (a "Note"), under the terms of which the shares of stock so acquired ("Loan Shares") were pledged as security for the obligation to repay the Company evidenced by the Note. The Notes would become immediately due and payable in full upon any sale of the Loan Shares by the Participant, or upon the Participant's termination of employment by the Company. In order to avoid potential financial hardship to the Participants, (1) in the event that a Change of Control is to occur, and the consideration payable to the Participants in respect of the Loan Shares in connection with such Change of Control would be less than the principal plus accrued interest due and owing on the related Note at the effective date of the Change of Control, or (2) upon a covered termination of a Participant and the value of the Loan Shares as determined by the closing price of the Company's Common Stock on the date of termination would be less than the principal plus accrued interest due and owing on the related Note on such date, then, immediately prior to such Change of Control or on the date of the covered termination, unless the Participant elects otherwise in writing at least ten (10) days prior thereto, (i) the Loan Shares shall be forfeited, and (ii) the Note shall be cancelled, and the amount of the unpaid loan balance in excess of the value of the Loan Shares shall be forgiven by the Company. In addition, prior to or within fifteen (15) days after the effective date of the Change of Control or covered termination, the Company shall pay the Participant an amount in cash sufficient to place


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              the Participant in the same financial position as if the loan forgiveness were not subject to applicable federal, state and local income or employment taxes. A covered termination shall mean (i) any involuntary termination other than for "cause" as defined in the Stock Plan or (ii) any resignation by the Participant within 30 days after the Participant has (x) been demoted, (y) had his compensation and benefits provided by the Company, taken as a whole, materially reduced, or (z) been advised by the Company that his principal place of employment is being transferred to a location more than 50 miles from his current principal place of employment.


              4.3   Other Benefits Payable. The Plan Benefits described in
              Section 4.2 above shall be provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, or other benefits which may be owed to a Participant following termination, including but not limited to severance pay, accrued vacation or sick pay amounts or benefits payable under any bonus or other compensation plans, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan.

              4.4 Obligations Absolute. Upon a Change of Control or a covered termination as defined in Section 4.2(b), the Company's obligations to provide the Plan Benefits described in Section 4.2 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its Subsidiaries may have against any Participant.

              4.5   Certain Additional Payments by the Company.

                    (a) Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its Subsidiaries to or for the benefit of a Participant pursuant to the terms of this Plan (a "Payment") would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, then the Participant shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by the Participant after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment taxes and excise tax imposed on the Gross-Up Payment, and any interest and penalties imposed upon Executive, shall be equal to the Payment.

                    (b)  All determinations required to be made under this
                         Section 4.5 shall be made by the accounting firm that was the Company's primary outside public accounting firm before the Change of Control (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the date of the Change of Control or a termination as defined in
                         Section 4.2(b). Any such determination by the Accounting Firm shall be binding upon the Company and the Participant. Within five (5) business days of the determination by


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                         the Accounting Firm, the Company shall pay the
                         Participant the Gross-up Payment.

                    (c) In the event that upon any audit by the Internal Revenue Service, or by any state or local taxing authority, of the Payment or the Gross-Up Payment, a change is finally determined to be required in the amount of taxes payable by Participant in respect of the Payment or the Gross-Up Payment, appropriate adjustments shall be made under this Plan such that the net amount which is payable to Participant after taking into account the provisions of Section 4999 of the Code shall reflect the intent of the parties as expressed in subsection (a) above, in the manner determined by the Accounting Firm.


                                    ARTICLE V
                              SUCCESSOR TO COMPANY

         The Plan shall bind any Successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a Successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require such Successor expressly and unconditionally to assume and agree to perform the Company's obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.


                                   ARTICLE VI
                       DURATION, AMENDMENT AND TERMINATION

              6.1 Duration. If a Change of Control has not occurred, the Plan shall expire five (5) years from the Effective Date, unless sooner terminated as provided in Section 6.2, or unless extended as described below. Following the end of the five (5) year term, on each anniversary of the Effective Date before a Change of Control, the term of the Plan shall be automatically extended to continue for an additional one (1) year period, unless the Board determines before the anniversary date that the term will not be extended. If a Change of Control occurs during the term of this Plan, the Plan shall continue in full force and effect and shall not terminate or expire until all Participants who become entitled to Plan Benefits hereunder shall have received such benefits in full.

              6.2 Amendment and Termination. The Plan may be terminated or amended in any respect by resolution adopted by the Board, unless a Change of Control or a termination as defined in Section 4.2(b) has previously occurred (in the latter case, as it affects the terminated Participant). If a Change of Control or a termination as defined in Section 4.2(b) occurs, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever (in the latter case, as it affects the terminated Participant).

              6.3 Form of Amendment. The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board. An amendment of the Plan shall automatically effect a corresponding amendment to all Participants' rights hereunder. A termination of


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              the Plan shall automatically effect a termination of all
              Participants' rights and benefits hereunder.


                                   ARTICLE VII
                                  MISCELLANEOUS

              7.1 Indemnification. If a Participant institutes any legal action seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by the Plan, the Company will pay for all reasonable legal fees and expenses incurred by such Participant in the course of such action (subject to reimbursement by the Participant if he does not substantially prevail in such action).

              7.2 Employment Status. The Plan does not constitute a contract of employment or impose on the Participant or the Company or any of its Subsidiaries any obligation to retain the Participant as an employee, to change the status of the Participant's employment, or to change the Company's policies or those of its Subsidiaries regarding termination of employment.

              7.3 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or enforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

              7.4 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the State of Delaware, other than the conflict of law provisions of such laws.


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                                   SCHEDULE A

                              List of Participants


Rajiv Enand
Mark Tapling
Mark Finkel
Richard Joslin